Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-276916

Ford Motor Credit Company LLC

Final Term Sheet

5.125% Notes due 2026

Floating Rate Notes due 2026

5.303% Notes due 2029

5.125% Notes due 2026

Issuer:	Ford Motor Credit Company LLC

Trade Date:	September 3, 2024

Settlement Date:	September 6, 2024 (T+3)

Stated Maturity:	November 5, 2026

Principal Amount:	$1,200,000,000

Interest Rate:	5.125%

Benchmark Treasury:	3.750% due August 31, 2026

Benchmark Treasury Yield and Price:	3.884%; 99-23 7/8

Spread to Benchmark Treasury:	+125 basis points

Yield to Maturity:	5.134%

Price to Public:	99.989% of principal amount plus accrued interest from September 6, 2024

Underwriting Discount:	0.200%

Net Proceeds (Before Expenses) to Issuer:	$1,197,468,000 (99.789%)

Interest Payment Dates:	Semi-annually on each May 5 and November 5, beginning November 5, 2024 (short first coupon)

Redemption Provision:	Make-Whole Call: The Notes may be redeemed, in whole or in part, prior to the maturity date, at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis(assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Notes to be redeemed, plus in either case, accrued and unpaid interest to the redemption date.

Par Call: None.

Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC Mizuho Securities USA LLC Morgan Stanley & Co. LLC BNP Paribas Securities Corp. BofA Securities, Inc. Banco Bradesco BBI S.A. Commerz Markets LLC

Co-Managers:	Academy Securities, Inc.
Loop Capital Markets LLC
Santander US Capital Markets LLC
Standard Chartered Bank
CastleOak Securities, L.P.
Independence Point Securities LLC
Mischler Financial Group, Inc.
Siebert Williams Shank & Co., LLC

CUSIP/ISIN:	345397F81 / US345397F810

Floating Rate Notes due 2026

Issuer:	Ford Motor Credit Company LLC

Trade Date:	September 3, 2024

Settlement Date:	September 6, 2024 (T+3)

Stated Maturity:	November 5, 2026

Principal Amount:	$400,000,000

Price to Public:	100.000% of principal amount plus accrued interest from September 6, 2024

Interest Rate Basis:	Compounded SOFR

Spread:	+145 basis points

Interest Rate Calculation:	The amount of interest accrued and payable on the Floating Rate Notes for each Interest Period will be equal to the product of (i) the outstanding principal amount of the Floating Rate Notes multiplied by (ii) the product of (a) the Interest Rate (Compounded SOFR plus the Spread) for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Interest Period divided by 360.

Interest Reset Dates:	Quarterly on February 5, May 5, August 5, and November 5 of each year, commencing November 5, 2024

Interest Payment Dates:	Quarterly on February 5, May 5, August 5, and November 5 of each year, commencing November 5, 2024 (short first coupon)

Underwriting Discount:	0.200%

Net Proceeds (Before Expenses) to Issuer:	$399,200,000 (99.800%)

Redemption Provision:	None.

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
BNP Paribas Securities Corp.
BofA Securities, Inc.
Banco Bradesco BBI S.A.
Commerz Markets LLC

Co-Managers:	Academy Securities, Inc.
Loop Capital Markets LLC
Santander US Capital Markets LLC
Standard Chartered Bank
CastleOak Securities, L.P.
Independence Point Securities LLC
Mischler Financial Group, Inc.
Siebert Williams Shank & Co., LLC

CUSIP/ISIN:	345397F99 / US345397F992

5.303% Notes due 2029

Issuer:	Ford Motor Credit Company LLC

Trade Date:	September 3, 2024

Settlement Date:	September 6, 2024 (T+3)

Stated Maturity:	September 6, 2029

Principal Amount:	$900,000,000

Interest Rate:	5.303%

Benchmark Treasury:	3.625% due August 31, 2029

Benchmark Treasury Yield and Price:	3.653%; 99-28

Spread to Benchmark Treasury:	+165 basis points

Yield to Maturity:	5.303%

Price to Public:	100.000% of principal amount plus accrued interest from September 6, 2024

Underwriting Discount:	0.350%

Net Proceeds (Before Expenses) to Issuer:	$896,850,000 (99.650%)

Interest Payment Dates:	Semi-annually on each March 6 and September 6, beginning March 6, 2025

Redemption Provision:

Make-Whole Call: The Notes may be redeemed, in whole or in part, prior to August 6, 2029 (one month prior to maturity date) (the “2029 Notes Par Call Date”), at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the 2029 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest to the redemption date.

Par Call: The Notes may be redeemed, in whole or in part, on or after August 6, 2029 (one month prior to maturity date), at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
BNP Paribas Securities Corp.
BofA Securities, Inc.
Banco Bradesco BBI S.A.
Commerz Markets LLC

Co-Managers:	Academy Securities, Inc.
Loop Capital Markets LLC
Santander US Capital Markets LLC
Standard Chartered Bank
CastleOak Securities, L.P.
Independence Point Securities LLC
Mischler Financial Group, Inc.
Siebert Williams Shank & Co., LLC

CUSIP/ISIN:	345397G23 / US345397G230

It is expected that delivery of the Notes will be made against payment therefor on or about September 6, 2024, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+3”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day preceding the issue date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Agricole Securities (USA) Inc. toll-free at 1-800-807-6030, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Mizuho Securities USA LLC toll-free at 1-866-271-7403, or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.